EXHIBIT 16.1

Child, Van Wagoner & Bradshaw, PLLC
A PROFESSIONAL LIMITED LIABILITY COMPANY OF CERTIFIED PUBLIC ACCOUNTANTS 5296 S. Commerce Dr., Suite 300, Salt Lake City, UT 84107
PHONE: (801) 281-4700 FAX: (801) 281-4701









           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors
Echelon Acquisition Corp.

We hereby consent to the use of our report dated May 8, 2006, with respect to the financial statements of Echelon Acquisition Corp. and our report dated May 8, 2006, with respect to the financial statements of Asia Biotechnology Group Inc. in the Current Report on Form 8-K to be filed on May 12, 2006.



CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
May 12, 2006




Child, Van Wagoner & Bradshaw, PLLC
1284   W.  FLINT   MEADOW   DR., SUITE D, KAYSVILLE, UT 84037
PHONE: (801) 927-1337  FAX: (801) 927-1344
5296 S. COMMERCE DR., SUITE 300, SALT LAKE CITY, UT 84107
PHONE: (801) 281-4700 FAX: (801) 281-4701